Exhibit 4.1
THE BON-TON STORES, INC. AMENDED AND RESTATED
2000 STOCK INCENTIVE AND PERFORMANCE-BASED AWARD PLAN
(Amended and Restated as of June 20, 2006)
          1.     Purpose. The Bon-Ton Stores, Inc. (the “Company”) hereby adopts The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan (the “Plan”), effective as of June 20, 2006. The Plan, as herein amended and restated, is intended to recognize the contributions made to the Company by employees (including employees who are members of the Board of Directors), directors, consultants and advisors of the Company or any Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire the Company’s Common Stock, par value $.01 per share (the “Common Stock”), and to permit Awards of Restricted Stock that may be characterized as “performance-based” compensation for purposes of Section 162(m) of the Code. No Performance-Based Award shall become vested unless the Plan, as herein amended and restated, including the provisions of Section 16, has been disclosed to and approved by the Company’s shareholders.
          2.     Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

A.	“Affiliate” means a corporation that is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

B.	“Award” means an award of Restricted Stock, granted under the Plan, designated by the Committee at the time of such grant as an Award, and containing the terms specified herein for Awards.

C.	“Award Document” means the document described in Section 9 that sets forth the terms and conditions of each grant of an Award.

D.	“Board of Directors” means the Board of Directors of the Company.

E.	“Change of Control” shall have the meaning as set forth in Section 10.

F.	“Code” means the Internal Revenue Code of 1986, as amended.

G.	“Committee” shall have the meaning set forth in Section 3.A.

H.	“Company” means The Bon-Ton Stores, Inc., a Pennsylvania corporation.

I.	“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

J.	“Fair Market Value” shall have the meaning set forth in Section 8.B.

K.	“Grantee” means a person who is granted Restricted Stock.

L.	“ISO” means an Option granted under the Plan that is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.

M.	“Non-qualified Stock Option” means an Option granted under the Plan that is not intended to qualify, or otherwise does not qualify, as an “incentive stock option” within the meaning of Section 422(b) of the Code.

N.	“Option” means either an ISO or a Non-qualified Stock Option granted under the Plan.

O.	“Optionee” means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

P.	“Option Document” means the document described in Section 8 that sets forth the terms and conditions of each grant of Options.

Q.	“Option Price” means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Section 8.B.

R.	“Performance-Based Award” means an Award granted pursuant to Section 16.

S.	“Performance-Based Award Limitation” means the limitation on the number of Shares that may be granted pursuant to Performance-Based Awards to any one Participant, as set forth in Section 16.F.

T.	“Performance Period” means any period designated by the Committee as a period of time during which a Performance Target must be met for purposes of Section 16.

U.	“Performance Target” means the performance target established by the Committee for a particular Performance Period, as described in Section 16.B.

V.	“Restricted Stock” means Shares issued to a person pursuant to an Award.

W.	“Shares” means the shares of Common Stock that are the subject of Options or Awards.

X.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
          3.     Administration of the Plan.

A.	Committee. The Plan shall be administered by the Board of Directors, or, in the discretion of the Board of Directors, by a committee composed of two (2) or more of the members of the Board of Directors. To the extent possible, and to the extent the Board of Directors deems it necessary or appropriate, each member of the Committee shall be a “Non- Employee Director” (as such term is defined in Rule 16b-3 promulgated under the Exchange Act) and an “Outside Director” (as such term is defined in Treasury Regulations Section 1.162-27 promulgated under the Code); however, the Board of Directors may designate two or more committees to operate and administer the Plan in its stead. Any of such committees designated by the Board of Directors is referred to as the “Committee,” and, to the extent that the Plan is administered by the Board of Directors, “Committee” shall also refer to the Board of Directors as appropriate in the particular context. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors.

B.	Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

C.	Grants. The Committee shall from time to time at its discretion direct the Company to grant Options or Awards pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the Optionees and Grantees to whom and the times at which Options and Awards shall be granted, (ii) determine the price at which Options shall be granted, (iii) determine the type of Option to be granted and the number of Shares subject thereto, (iv) determine the number of Shares to be granted pursuant to each Award and (v) approve the form and terms and conditions of the Option Documents and of each Award; all subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the Optionee’s or Grantee’s services and responsibilities, the Optionee’s or Grantee’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Option or Award granted under it shall be final, binding and conclusive.

D.	Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options or Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his or her office within the meaning of subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 3.D shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

E.	Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors. Each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Articles of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.
          4.     Grants of Options under the Plan. Grants of Options under the Plan may be in the form of a Non-qualified Stock Option, an ISO or a combination thereof, at the discretion of the Committee.
          5.     Eligibility. All employees (including employees who are members of the Board of Directors or its Affiliates), directors, consultants and advisors of the Company or its Affiliates shall be eligible to receive Options or Awards hereunder; provided, that only employees of the Company or its Affiliates shall be eligible to receive ISOs. The Committee, in its sole discretion, shall determine whether an individual qualifies as an employee of the Company or its Affiliates.

          6.     Shares Subject to Plan. The aggregate maximum number of Shares for which Options or Awards may be granted pursuant to the Plan is two million six hundred thousand (2,600,000) adjusted as provided in Section 11. The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates or expires without having been fully exercised for any reason, or if Restricted Stock is canceled or forfeited pursuant to the terms of an Award, the Shares for which the Option was not exercised or that were canceled or forfeited pursuant to the Award may again be the subject of an Option or Award granted pursuant to the Plan.
          7.     Term of the Plan. No Option or Award may be granted under the Plan after March 2, 2010.
          8.     Option Documents and Terms. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan.

A.	Number of Option Shares. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options that are intended to be ISOs and Options that are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan. The maximum number of Shares for which Options may be granted to any single Optionee in any fiscal year, adjusted as provided in Section 11, shall be four hundred thousand (400,000) Shares.

B.	Option Price. Each Option Document shall state the Option Price that, for all ISOs, shall be at least 100% of the Fair Market Value of the Shares at the time the Option is granted as determined by the Committee in accordance with this Section 8.B; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares at the time the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per Share shall be, if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System, the last reported sale price per share thereof on the relevant date, or, if the Common Stock is not so listed or included, the mean between the last reported “bid” and “asked” prices per share thereof, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc., or as reported in a customary financial reporting service, as applicable and as the Committee determines, on the relevant date. If the Common Stock is not traded in a public market on the relevant date, the Fair Market Value shall be as determined in good faith by the Committee.

C.	Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the “Act”)), contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (i) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale that, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Optionee has been advised and understands that (A) the Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Shares under the Act or to take any action that would make available to the Optionee any exemption from such registration, (iii) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (I) registration under federal or state securities laws, (II) the receipt of an opinion that an appropriate exemption from such registration is available, (III) the listing or inclusion of the Shares on any securities exchange or in an automated quotation system or (IV) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Section 8.C has occurred.

D.	Medium of Payment. An Optionee shall pay for Shares (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including, without limitation, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of Common Stock held by the Optionee for at least six months. If payment is made in whole or in part in shares of Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares of Common Stock owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, accompanied by stock powers duly endorsed in blank by the Optionee. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of Common Stock to exercise an Option as it deems appropriate.
                    E.     Termination of Options.

1. No Option shall be exercisable after the first to occur of the following:

(a)	Expiration of the Option term specified in the Option Document, which shall not exceed (i) ten years from the date of grant, or (ii) five years from the date of grant of an ISO if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or of an Affiliate;

(b)	Expiration of ninety (90) days from the date the Optionee’s employment or service with the Company or its Affiliate terminates for any reason other than Disability or death or as otherwise specified in Section 8.E.1(d) or Section 10 below;

(c)	Expiration of one year from the date the Optionee’s employment or service with the Company or its Affiliate terminates due to the Optionee’s Disability or death;

(d)	A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his or her employment or service contract with the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price of such Shares. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture; or

(e)	The date, if any, set by the Board of Directors as an accelerated expiration date pursuant to Section 10 hereof.

2.	Notwithstanding the foregoing, the Committee may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term specified in the Option Documents, as they may be amended, provided that any change pursuant to this Section 8.E.2 that would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee.

3.	During the period in which an Option may be exercised after the termination of the Optionee’s employment or service with the Company or any Affiliate, such Option shall only be exercisable to the extent it was exercisable immediately prior to such Optionee’s termination of service or employment, except to the extent specifically provided to the contrary in the applicable Option Document.

F.	Transfers. No Option may be transferred except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him or her. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

G.	Holding Period. No Option may be exercised unless six months, or such greater period of time as may be specified in the Option Documents, have elapsed from the date of grant.

H.	Limitation on ISO Grants. In no event shall the aggregate Fair Market Value of the Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Optionee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000.

I.	Other Provisions. The Option Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

J.	Amendment. The Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Section 10.
          9.     Award Documents and Terms. Awards shall be evidenced by an Award Document in such form as the Committee shall from time to time approve, which Award Document shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan. A Grantee shall not have any rights with respect to an Award until and unless such Grantee shall have executed an Award Document containing the terms and conditions determined by the Committee.

A.	Number of Shares and Price. Each Award Document shall state the number of Shares of Restricted Stock to which it pertains. No cash or other consideration shall be required to be paid by the Grantee for an Award.

B.	Certificates. Each Grantee shall be issued a certificate in respect of Shares subject to an Award. Such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Shares be held by the Company until all restrictions on such Shares have lapsed.

C.	Restrictions. Subject to the provisions of the Plan and the Award Documents, during a period set by the Committee commencing with the date of such Award, which period shall extend for at least six months from the date of such Award (except as provided by Section 9.G), the Grantee shall not be permitted to sell, transfer, pledge, assign, or otherwise dispose of the Restricted Stock awarded under the Plan.

D.	Lapse of Restrictions. Subject to the provisions of the Plan and the Award Document, restrictions upon Restricted Stock shall lapse at such time or times and on such terms and conditions as the Committee may determine and set forth in the Award Document; provided, however, that the restrictions upon such Shares shall lapse only if the Grantee on the date of such lapse is, and has continuously been an employee of the Company or its Affiliate from the date such Award was granted. The Award Document may provide for the lapse of restrictions in installments, as determined by the Committee. In the event that a Grantee’s employment terminates as a result of the Grantee’s death or Disability, all remaining restrictions with respect to such Grantee’s Restricted Stock shall immediately lapse, unless otherwise provided in the Award Document.

E.	Rights of the Grantee. Grantees may have such rights with respect to the Shares subject to an Award as may be determined by the Committee and set forth in the Award Document, including, without limitation, the right to vote such Shares and the right to receive dividends paid with the respect to such Shares.

F.	Dividends. The Committee may, in its sole discretion, provide in an Award Document that an amount equivalent to any dividends payable with respect to the number of Shares of Restricted Stock granted, but not yet delivered, be invested and reinvested in additional Shares of Restricted Stock, which shall be subject to the same restrictions as Restricted Stock to which the dividends relate. Such Shares of Restricted Stock shall be reflected in accordance with the terms of the Award Document by the credit of additional full or fractional Shares, calculated to the thousandth of a Share, in an amount equal to the value of the declared dividend divided by the Fair Market Value of a Share on the date of payment of the dividend. Any arrangements for the credit of additional Shares of Restricted Stock shall terminate if, and to the extent that, under the terms of the Award Document the right to receive the Restricted Stock to which the dividends relate shall terminate or lapse.

G.	Forfeiture of Restricted Stock. In the event that a Grantee’s employment with the Company terminates for any reason other than because of death or Disability, any Restricted Stock held by such Grantee shall be forfeited by the Grantee and reacquired by the Company. The Company may, in its sole discretion, waive, in whole or in part, any remaining restrictions with respect to such Grantee’s Restricted Stock.

H.	Delivery of Shares. When the restrictions imposed on Restricted Stock expire or have been canceled with respect to one or more Shares (whether issued as an Award or as additional Restricted Stock pursuant to Section 9.F), the Company shall notify the Grantee that such restrictions no longer apply with respect to such Shares, and shall deliver to the Grantee (or the person to whom ownership rights in such Restricted Stock may have passed by will or the laws of descent and distribution) a certificate for the number of Shares for which restrictions have been canceled or have expired, without any legend or restrictions (except those that may be imposed by the Committee in its sole judgment to ensure compliance with the then existing requirements of the Act and the Exchange Act). The right to payment for any fractional Shares that may have accrued shall be satisfied in cash based on the Fair Market Value of a Share on the date the restriction with respect to such fractional Share lapsed or terminated.
          10.     Change of Control. In the event of a Change of Control, the Committee may take whatever action with respect to Options and Awards outstanding as it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date or the date of exercisability in any Option Documents, or removing any restrictions from or imposing any additional restrictions on any outstanding Awards.
          A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the holders of voting securities of the other constituent entity (or its board of directors or similar governing body if security holder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other entity, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Common Stock or other common voting stock immediately prior to the merger or consolidation will hold at least 50% of the voting power of the outstanding voting securities of the surviving entity immediately after the merger or consolidation, which voting securities are to be held in the same proportion to one another as such holders’ ownership of Common Stock or other common voting stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than M. Thomas Grumbacher, members of his family, his lineal descendants, or entities of which such persons are the beneficial owners of at least fifty percent (50%) of the voting interests, the Company or any of its Affiliates, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, shall have become the beneficial owner of, or shall have obtained voting control over, outstanding shares of the Company’s voting stock representing more than fifty percent (50%) of the voting power of all of the Company’s outstanding voting stock, or (v) the first day after the date this Plan is effective when directors constituting a majority of the Board of Directors shall have been members of the Board of Directors for less than twelve (12) months, unless the nomination for election of each new director who was not a director at the beginning of such twelve (12) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
          11.     Adjustments on Changes in Capitalization. The aggregate number of Shares and class of Shares as to which Options and Awards may be granted hereunder, the limitation as to grants to individuals set forth in Section 8.A hereof, the number of Shares covered by each outstanding Option or Award, and the Option Price for each related outstanding Option, shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company that are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made that will cause an ISO to lose its status as such without the consent of the Optionee, except for adjustments made pursuant to Section 10 hereof.
          12.     Amendment of the Plan. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not: (i) change the class of individuals eligible to receive an ISO, (ii) increase the maximum number of Shares as to which Options or Awards may be granted, or (iii) make any other change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 promulgated under the Exchange Act, in each case without obtaining approval, within twelve months before or after such action, by (A) vote of a majority of the votes cast at a duly called meeting of the shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter, or (B) a method and in a degree that would be treated as adequate under applicable state law for actions requiring shareholder approval, including, without limitation, by written consent of shareholders constituting a majority of the voting power of all shares of outstanding voting stock of the Company entitled to vote. No amendment to the Plan shall adversely affect any outstanding Option or Award, however, without the consent of the Optionee or Grantee.
          13.     No Commitment to Retain. The grant of an Option or Award shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee or Grantee in the employ of the Company or an Affiliate and/or as a member of the Company’s Board of Directors or in any other capacity.

          14.     Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with an Award or the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee’s or Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.
          15.     Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Exchange Act) to satisfy the conditions of Rule 16b-3 promulgated under the Exchange Act; any provision of the Plan that would cause a conflict with such conditions shall be deemed null and void to the extent permitted by applicable law and in the discretion of the Board of Directors.
          16.     Special Rules for Performance-Based Awards.

A.	Performance-Based Awards. The Committee may grant Awards of Restricted Stock pursuant to the terms of this Section 16, and consistent with Section 9, above, which shall include vesting requirements based specifically on the attainment of one or more Performance Targets applicable to any such Award, as set forth in this Section 16. In the event a Participant who has been granted a Performance-Based Award terminates his or her employment with the Company prior to the date on which the applicable Performance Target or Targets have been met or prior to the satisfaction of any other applicable conditions or requirements have been met or satisfied, such Performance-Based Award shall be immediately forfeited. In addition, the Committee shall have the authority to cause a Performance-Based Award to be forfeited, in whole or in part, at any time prior to the Committee’s determination that such Performance-Based Award has become vested by reason of attainment of one or more of the applicable Performance Targets, at the Committee’s sole discretion. Such absolute right to reduce or eliminate a Performance-Based Award shall be exercised by the Committee in light of the Committee’s review of all facts and circumstances the Committee deems to be relevant. The Committee shall have no authority to cause any Performance-Based Award to become vested in the absence of the achievement of any applicable Performance Target(s).

B. Establishment of Performance Targets.

1.	The Committee shall establish one or more Performance Targets for each Performance Period, which Performance Targets may vary for different Participants who may be granted Performance-Based Awards.

2.	In all cases, the Performance Target(s) established with respect to any Performance Period shall be established within the first 90 days of the Performance Period or, if shorter, within the first twenty five percent (25%) of such Performance Period.

3.	Each Performance Target established under the Plan shall constitute a goal as to which an objective method or methods is available for determining whether such Performance Target has been achieved. In addition, the Committee shall establish in connection with the Performance Targets applicable to a Performance Period an objective method for computing the portion of a particular Performance-Based Award that may be treated as vested as a result of attaining such Performance Target(s).

C.	Vesting of Performance-Based Awards. Vesting of Performance-Based Awards shall be determined at the time (or times) and in the manner established by the Committee for a Performance Period; provided, however, that no portion of a Performance-Based Award shall become vested unless and until (i) the Plan (including the provisions of this Section 16 of the Plan) is approved by the Company’s shareholders (and such shareholder approval is still effective for purposes of the rules on performance-based compensation applicable in connection with Code Section 162(m), as required under Section 16.D), and (ii) the Committee has certified in writing that each Performance Target for the particular Performance Period for which a Performance-Based Award is granted has been achieved.

D.	Subsequent Shareholder Approval. The Plan (including the provisions of this Section 16) shall again be disclosed to the Company’s shareholders for approval at the time or times required under Code Section 162(m) and/or Treasury Regulations promulgated thereunder in order for the Performance-Based Awards granted under the Plan to continue to qualify as performance-based compensation that is exempt from the limitations on deductibility by the Company of compensation under Code Section 162(m). No Performance-Based Awards shall become vested if such required shareholder approval has not been obtained.

E.	Criteria to be Used in Establishing Performance Targets. In establishing any Performance Target under the Plan, the Committee shall establish an objective target based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, business segments or other operating units, or (iii) any combination thereof): earnings before interest, taxes, depreciation, and amortization; profit before taxes; stock price; market share; gross revenue; net revenue; pretax income; net operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reductions and savings; return on revenues or productivity; loss ratio; expense ratio; combined ratio; product spread; or any variations or combinations of the preceding business criteria, which may also be modified at the discretion of the Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate.

F.	Performance-Based Award Limitation. Notwithstanding anything to the contrary herein, no Participant shall receive a Performance-Based Award for Shares having a Fair Market Value, as of the date of grant, in excess of $3,000,000.

1.	The limitation set forth in this Section 16.F shall be applied with respect to Performance-Based Awards that relate to a Performance Period longer than one year by multiplying that limitation by a fraction equal to the number of full calendar months in the Performance Period divided by twelve (12).

2.	If a Performance Period is less than a full year, the limitation of this Section 16.F shall apply without adjustment; provided, however, that any such short Performance Period shall be treated as though it were a Performance Period that extends until the end of the one year period that starts as of the first day of the short Performance Period, and any other Performance Periods that overlap such one year period will be subject to further limitations as though such Performance Periods were overlapping Performance Periods, as described in subsection 16.F.3.

3.	If Performance-Based Awards with overlapping Performance Periods are granted to any one employee, the limitations of this Section 16.F shall be reduced with respect to any such overlapping Performance Periods so that the aggregate value of such multiple Performance-Based Awards does not exceed the limitation set forth in the first sentence of this Section 16.F, multiplied by a fraction, the numerator of which is the number of full calendar months occurring during the period commencing as of the first day of the first to start of such overlapping Performance Periods, and the last day of which is the last day of the last to end of such overlapping Performance Periods, and the denominator of which is twelve (12).
          The intent of subsections 1 through 3 of this Section 16.F is to cause each Performance-Based Award to satisfy the limitation of this Section 16.F as if such Award were the only Performance-Based Award granted, and to cause, in addition, the aggregate value of Performance-Based Awards granted for overlapping Performance Periods to comply with the limitation of this Section 16.F as though such multiple Performance-Based Awards constituted a single Performance-Based Award.